Exhibit 23.2

                               Weinberg & Baer LLC
                     115 Sudbrook Lane, Baltimore, MD 21208
                              Phone (410) 702-5660
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Mr. Simone Bar-Tel, President
Specializer, Inc
548 Market St #15099
San Francisco, California 94104

Dear Mr. Bar-Tel:

                         CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Specializer, Inc. on amended Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated August 22, 2011, as of June 30, 2011 and for the period from inception (October 4, 2010) through June 30, 2010. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,


/s/ Weinberg & Baer LLC
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Weinberg & Baer LLC
Baltimore, Maryland
December 5, 2011